Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation: ASI TECHNOLOGY CORPORATION

The Amended and Restated Articles of Incorporation of ASI Technology Corporation dated September 1, 2000, as amended, are further amended as follows:
Section 1 is deleted and replaced in its entirety with the following:
1. The Name of the corporation is Robertson Global Health Solutions Corporation. The original Articles of Incorporation were filed with the Secretary of State on January 10, 1931; on August 31, 1973, Restated Articles of Incorporation were filed; an Amendment filed with the Secretary of State on September 1, 1998 changed the name of the corporation from Associated Smelters International to ASI; Amended and Restated Articles of Incorporation filed on September 1, 2000 changed the name of the corporation to ASI Technology Corporation.
Section 3 is deleted and replaced in its entirety with the following:
3. The name of the corporation is Robertson Global Health Solutions Corporation.
2. The articles have been amended as follows: (provide article numbers, if available)
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.6% of Common Stock
4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X Signature of Officer

*
If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
Nevada Secretary of State Amend Profit-After

This form must be accompanied by appropriate fees.	Revised: 3-6-09